     Exhibit 99.1
For Immediate Release
WSI Industries Business Update
&
Earnings Release Date
March 13, 2008—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today provided a business update and announced a new customer in their energy business. Michael J. Pudil, president and chief executive officer, said: “We have several exciting new opportunities that have been presented to us and are pleased to announce that we have secured a new customer as well as two new programs from an existing customer in our energy business.”
WSI reported that their energy business, which consists of customers that provide oil and gas drilling and production components, has experienced further growth. The Company has secured a new customer and expects that this first program will generate approximately $2.0 million in sales in fiscal 2009. Initial shipments will begin in the fiscal fourth quarter of this year. The Company also announced two additional programs with an existing customer. In addition to machining, one of the programs will include value added assembly. In total, this commitment could represent $17 million in business annually from this customer. Pudil said: “We are excited about the opportunities that lie ahead of us with our energy business. We will continue to invest in our capital and human resources in order to successfully deliver this new business.”
In the motorcycle market, the Company announced that it has a new three year commitment from an existing customer to continue to supply engine components. However, as previously disclosed, there will be a reduction in volume of approximately $1.5 million annually. The reduction in volume will start in the fiscal 2008 fourth quarter. Also, in the motorcycle market, the Company said that the new customer previously discussed in a June 2007 press release is expected to begin ramping up production in the fiscal 2008 fourth quarter with expected sales in fiscal 2009 of $1 million. Finally, in the ATV engine component business, the Company expects business to remain strong at this time. Pudil commented: “Overall, we are very pleased with the progress we have made in our revenue growth and in particular the diversification of our business. All of our major segments of business which include recreation, energy, and aerospace continue to look positive.”
The Company also announced that it will release its fiscal 2008 second quarter earnings on April 3, 2008 after market close. It said that it expects second quarter sales will amount to approximately $6.4 million which would represent a 45% increase over the prior year quarter.
WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics, aerospace and defense, energy, recreational vehicles, small engines, marine, bioscience and instrumentation.
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For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763/295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.